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                                                                    EXHIBIT 99.1

                                  PRESS RELEASE

Contact:
Laurie Doyle
Senior Manager, Corporate Communications
781-575-0775

ORGANOGENESIS INC. RAISES $16 MILLION THROUGH PRIVATE PLACEMENT

CANTON, MA, March 21, 2002 - Organogenesis Inc. (AMEX:ORG) today announced that the Company has raised approximately $16 million in net proceeds (gross proceeds of $17 million) through a private placement of preferred and common stock. Approximately $6 million was raised through the sale of convertible preferred stock, which pays no dividends and is convertible into common stock at a price of $1.45 per share, plus one-year rights to purchase an additional $1.3 million of convertible preferred stock, which is convertible into common stock at a price of $1.45 per share. Additionally, $10 million was raised through the sale of approximately 7.2 million unregistered shares of common stock at a purchase price of $1.45 per share, plus four-year warrants to purchase an additional 3.6 million shares of common stock at $2.25 per share. The shares were placed with new institutional shareholders. Needham & Company served as placement agent for this transaction.

"This financing significantly broadens our institutional shareholder base," said Michael Sabolinski, M.D., President and Chief Executive Officer. "We believe that the successful completion of this financing will allow us to adequately fund and execute our business plan. We can now devote our full energy to driving our business forward."

"We believe that the anticipated sales growth of Apligraf(R) and our FortaFlex(TM)-based products, the expected launch of new products by our partners Biomet and Royce(R) Medical, our recent restructuring, and ongoing cost reduction efforts will continue to improve our Company's fundamentals," said Steven Bernitz, Executive Vice President and Chief Operating Officer. "Accomplishment of these business objectives, along with this financing, should enable the Company to reach cash flow break even by year-end 2002."

The shares of common stock underlying the preferred stock and common stock warrants, together with the shares of common stock sold in the placement, are entitled to certain registration rights. The preferred stock is not redeemable at the demand of the holder.

Organogenesis Inc. (www.organogenesis.com) was the first company to develop and gain FDA approval for a mass-produced product containing living human cells. The Company's lead product, Apligraf living skin substitute, is FDA approved for the treatment of diabetic foot ulcers and venous leg ulcers; Novartis Pharma AG has global Apligraf marketing rights. Organogenesis is also developing a novel family of bioengineered surgical products based on its

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FortaFlex technology. Two of these products - FortaPerm(TM) and FortaGen(TM) -
are already FDA-cleared for marketing and are being sold by the Company's own sales and marketing team. Additionally, the Company has a broad development and marketing agreement with Biomet, Inc. for orthopedic and periodontal surgery products. The Organogenesis pipeline also includes Vitrix(TM) living dermal replacement, FortaFill(TM) soft tissue augmentation and Revitix(TM) regenerative skin complex. The Company is actively seeking third party funding for several of its long-term research programs, including a coronary vascular graft, a liver assist device and a pancreatic islet cell transplantation program.

The securities sold in this private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements.

This release contains forward-looking statements that are subject to risks and uncertainties, including statements about recent and expected product launches, sales growth and achievement of cash flow break even. Actual results may differ materially from those indicated or suggested by these forward-looking statements as a result of various factors, including, but not limited to: our expectation that we will incur operating losses in the near future; our reliance on Novartis for marketing of Apligraf and product development funding support; the actions of competitors and the development of competing products; uncertainties related to preclinical and clinical testing and trials; difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts; our ability to successfully transition to full-scale production of Apligraf; our ability to protect our patents and proprietary rights; patent infringement actions; our ability to commercialize some of our products without a marketing partner; and the requirement for substantial funding to conduct research and development and to expand commercialization activities. For a further list and description of uncertainties we face, please refer to our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Apligraf(R) is a registered trademark of Novartis.
Royce(R) is a registered trademark of Royce/R/ Medical Company.

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